Exhibit 99.1

AOL’S MULTI-PLATFORM USER GROWTH FASTEST

AMONG THE TOP 5 INTERNET PROPERTIES

AOL’S GLOBAL ADVERTISING REVENUE GROWTH ACCELERATES

PROGRAMMATIC GROWS 80% AND SURGES TO 45% OF GLOBAL BRAND

ADVERTISING REVENUE

AOL STRONGLY GROWS VIDEO, MOBILE, PROGRAMMATIC AND NATIVE

ADVERTISING REVENUE

GLOBAL ADVERTISING PRICING GROWS MORE THAN 10%

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NEW YORK – May 8, 2015 - AOL Inc. (NYSE: AOL) released first quarter 2015 results today. “AOL grew its consumer base strongly and saw continued strength in video, mobile and programmatic advertising, while we also updated the structure and capabilities of the company,” said Tim Armstrong, AOL Chairman & CEO. “AOL continues to grow in strength and we are on a mission to scale the first Media Technology company of the internet and mobile age.”

Summary Results (In millions; except per share amounts)

	Q1 2015	Q1 2014	Change
Revenues
Global advertising and other	$483.5	$433.4	12%
AOL Properties display	130.5	136.0	-4%
AOL Properties search	116.4	97.6	19%
Third Party Properties (1)	231.6	194.7	19%
Other (1)	5.0	5.1	-2%
Subscription	141.6	149.9	-6%

Total revenues	$625.1	$583.3	7%
Global advertising and other revenue net of TAC (2)	$287.3	$282.9	2%
Adjusted operating income before depreciation and amortization (Adjusted OIBDA) (2)	$104.1	$107.3	-3%
Operating income	$23.9	$24.2	-1%
Net income attributable to AOL Inc.	$7.0	$9.3	-25%
Diluted EPS	$0.09	$0.11	-18%
Adjusted diluted income per common share (Adjusted Diluted EPS) (2)	$0.34	$0.35	-3%
Cash provided by operating activities	$55.7	$23.5	137%
Free Cash Flow (2)	$13.4	$(10.5)	N/A

(1)

Certain revenues previously classified within other revenues are currently presented above within Third Party Properties revenues given the nature of the products and services being provided. Adjustments were made to prior period amounts to conform to current year presentation.

(2)	See Page 8 for a reconciliation of Global advertising and other revenue net of TAC, Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow to the GAAP financial measures.

Q1 Consolidated Trends:

•

Revenue grew 7% driven by 12% growth in global advertising and other revenue. Year-over-year comparisons were negatively impacted by $2 million in revenue from Patch in Q1 2014, prior to its contribution to a joint venture on January 29, 2014. Revenue grew 9% year-over-year on an FX neutral basis.

•

Cost of revenues increased $34 million year-over-year, driven by a $46 million increase in traffic acquisition costs (TAC) associated with the growth of profitable Search and Third Party Properties revenue. Excluding TAC, costs of revenues declined year-over-year.

•	Adjusted OIBDA declined 3% year-over-year, reflecting declines in Membership Group Adjusted OIBDA and increased investments in AOL Platforms, which offset improved profitability in the Brand Group.

•

Diluted EPS was negatively impacted by a $17 million restructuring charge primarily related to a reorganization in our salesforce in Q1 as well as $10 million of primarily non-cash interest and other expense related to AOL’s outstanding convertible notes and losses from foreign currency transactions.

DISCUSSION OF SEGMENT RESULTS

	Q1’15	Q1’14	Change
	(In millions)
Revenues
Brand Group	$193.4	$178.8	8%
Membership Group	182.6	196.3	-7%
AOL Platforms	279.8	230.8	21%
Intersegment eliminations	(30.7)	(22.6)	-36%

Total Revenues	$625.1	$583.3	7%

Adjusted OIBDA
Brand Group	$12.9	$1.8	617%
Membership Group	126.6	138.0	-8%
AOL Platforms	(9.8)	(3.5)	-180%
Corporate & Other	(25.6)	(29.0)	12%

Total Adjusted OIBDA	$104.1	$107.3	-3%

Brand Group

Brand Group revenue grew 8% year-over-year, driven by 28% growth in search revenue on increased revenue per search primarily from search marketing-related efforts. Brand Group revenue growth was partially offset by a 7% decline in display revenue, reflecting fewer desktop impressions and the impact of a restructuring in our salesforce in Q1, partially offset by increased pricing. Furthermore, year-over-year comparisons were negatively impacted by $2 million in revenue from Patch in Q1 2014, prior to its contribution to a joint venture on January 29, 2014. Excluding this impact, Brand Group display revenue declined 5%.

Brand Group Adjusted OIBDA grew $11 million, or 617%, year-over-year, reflecting revenue increases discussed above and overall cost savings, including the impact of the sales restructuring, partially offset by increased TAC associated with search marketing-related efforts.

Membership Group

Membership Group revenue declines primarily reflect a 6% year-over-year decline in subscription revenue. Subscription, search and display revenue declines within the segment reflect 11% fewer domestic AOL subscribers on monthly average churn of 1.4%. Subscription revenue declines were partially offset by 7% growth in ARPU year-over-year, reflecting pricing increases and subscribers migrating or reactivating to higher-priced plans with more features and services.

Membership Group Adjusted OIBDA declined 8% year-over-year, primarily reflecting revenue declines discussed above, as well as increased expenses associated with research and development costs, partially offset by a decline in operating expenses.

AOL Platforms

AOL Platforms revenue grew 21% year-over-year, driven by 19% growth in Third Party Properties revenue, reflecting growth in the sale of premium formats, including video, across our programmatic platform. Revenue growth further reflects the increased adoption of AOL’s programmatic products, which drove growth in revenue from platform access and services fees. Revenue growth also reflects 35% growth in revenue from AOL Properties inventory sold through our programmatic platform.

AOL Platforms Adjusted OIBDA declines reflect increased investments in our video and programmatic platform.

Corporate & Other

Corporate and other Adjusted OIBDA improved 12% year-over-year, driven by lower costs resulting from general cost saving initiatives, including lower personnel and facilities costs.

Tax

AOL had Q1 2015 pre-tax income of $14 million and income tax expense of $8 million, resulting in an effective tax rate of 58%. This compares to an effective tax rate of 65% for Q1 2014. The effective tax rates for Q1 2015 and Q1 2014 differed from the statutory U.S. federal income tax rate of 35% primarily due to the tax impact of foreign losses that did not produce a tax benefit. The effective tax rate declined versus the prior year due to a reduction in the amount of foreign losses that did not produce a tax benefit.

AOL Asset, Cash & Cash Flow Trends

AOL had $477 million of cash and equivalents and no outstanding borrowings under its revolving credit facility at March 31, 2015. Q1 cash provided by operating activities was $56 million and Free Cash Flow was $13 million, an increase of $32 million and $24 million year-over-year, respectively, reflecting the timing of working capital. In Q1, AOL repurchased approximately 0.1 million shares of common stock at an average price of $40.38, or approximately $4 million in aggregate, leaving $106 million available on AOL’s current authorization.

Subsequent Event

On April 22, 2015 AOL entered into an agreement to sell 65 acres of land located in Virginia for approximately $24 million in cash, net of costs to sell the property. The proceeds from this sale will be used for general corporate purposes. The sale is subject to due diligence and other customary closing conditions and we expect to close on the sale in the second quarter and record a gain of approximately $8 million upon completion.

OPERATING METRICS

	Q1 2015	Q1 2014	Y/Y Change	Q4 2014	Q/Q Change
Subscriber Information
Domestic AOL subscribers (in thousands) (1)	2,156	2,422	-11%	2,217	-3%
ARPU (1)	$20.83	$19.41	7%	$21.18	-2%
Domestic AOL subscriber monthly average churn (2)	1.4%	1.5%	-7%	1.3%	8%

Unique Visitors (in millions) (3)
Domestic average monthly AOL multi-platform unique visitors	190	170	12%	197	-3%
Domestic average monthly desktop unique visitors to AOL Properties	107	114	-6%	107	0%

(1)

Domestic AOL subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL subscriber numbers presented above. Additionally, only those individuals whose subscription includes AOL-brand dial-up access service are included in the AOL subscriber numbers above. ARPU is calculated as domestic average monthly subscription revenue per AOL subscriber.

(2)

Churn represents the percentage of AOL subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial AOL subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 9 of this press release.

Webcast and Conference Call Information

AOL will host a conference call to discuss first quarter 2015 financial results on Friday, May 8th, 2015, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free 800.638.4817 and other international parties should call 617.614.3943. Participants should reference ‘AOL Call’ when dialing into the live call. A live webcast of the call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the call, and an audio replay of the call will be available for one week following the conference call by calling 888.286.8010 and other international parties should call 617.801.6888. The access code for the replay is 89589199.

FINANCIAL STATEMENTS

AOL Inc.

Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenues:
Advertising and other	$483.5	$433.4
Subscription	141.6	149.9

Total revenues	625.1	583.3
Costs of revenues	491.6	457.5
General and administrative	76.4	75.3
Amortization of intangible assets	17.3	15.2
Restructuring costs	16.9	11.6
(Gain) loss on disposal of assets, net	(1.0)	(0.5)

Operating income	23.9	24.2
Interest and other income (expense), net	(9.9)	0.5

Income before income taxes	14.0	24.7
Income tax provision	8.1	16.0

Net income	$5.9	$8.7
Net (income) loss attributable to noncontrolling interests	1.1	0.6

Net income attributable to AOL Inc.	$7.0	$9.3

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.09	$0.12

Diluted net income per common share	$0.09	$0.11

Shares used in computing basic income per common share	78.1	79.6

Shares used in computing diluted income per common share	81.9	84.1

Depreciation expense by function:
Costs of revenues	$30.3	$29.8
General and administrative	2.5	3.6

Total depreciation expense	$32.8	$33.4

Equity-based compensation by function:
Costs of revenues	$9.9	$8.0
General and administrative	3.1	5.0

Total equity-based compensation	$13.0	$13.0

Retention compensation expense related to acquired companies by function: (1)
Costs of revenues	$5.7	$1.4
General and administrative	0.5	0.1

Total retention compensation expense related to acquired companies	$6.2	$1.5

Traffic acquisition costs (included in costs of revenues)	$196.2	$150.5

Third Party Properties traffic acquisition costs	$141.4	$120.2

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and equivalents	$476.9	$488.7
Accounts receivable, net of allowances of $12.2 and $9.5, respectively	509.3	554.8
Prepaid expenses and other current assets	44.4	40.2
Deferred income taxes, net	15.8	18.1
Asset held for sale	16.4	–

Total current assets	1,062.8	1,101.8
Property and equipment, net	453.2	463.9
Goodwill	1,516.1	1,524.4
Intangible assets, net	206.6	224.0
Long-term deferred income taxes, net	46.2	47.6
Other long-term assets	98.5	94.9

Total assets	$3,383.4	$3,456.6

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$82.5	$84.2
Accrued compensation and benefits	62.6	120.4
Accrued expenses and other current liabilities	184.1	197.3
Deferred revenue	108.8	107.5
Current portion of obligations under capital leases	54.1	54.0

Total current liabilities	492.1	563.4
Convertible senior notes	309.9	306.5
Long-term portion of obligations under capital leases	95.2	91.1
Long-term deferred income taxes	2.6	2.8
Other long-term liabilities	99.3	95.6

Total liabilities	999.1	1,059.4

Redeemable noncontrolling interest	7.8	8.0

Equity:
Common stock, $0.01 par value, 115.8 million shares issued and 78.3 million shares outstanding as of March 31, 2015 and 115.3 million shares issued and 77.9 million shares outstanding as of December 31, 2014	1.2	1.2
Additional paid-in capital	3,701.9	3,699.5
Accumulated other comprehensive income (loss), net	(321.1)	(304.1)
Retained earnings	39.2	32.2
Treasury stock, at cost, 37.5 million shares as of March 31, 2015 and 37.4 million shares as of December 31, 2014	(1,045.9)	(1,041.5)

Total stockholders’ equity	2,375.3	2,387.3
Noncontrolling interest	1.2	1.9

Total equity	2,376.5	2,389.2

Total liabilities, redeemable noncontrolling interest and equity	$3,383.4	$3,456.6

AOL Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Operating Activities

Net income	$5.9	$8.7
Adjustments for non-cash and non-operating items:
Depreciation and amortization	50.1	48.6
Asset impairments and write-offs	1.2	10.4
(Gain) loss on disposal of assets, net	(1.0)	(0.5)
Amortization of debt discount and issuance costs	4.0	0.2
Equity-based compensation	13.0	13.0
Deferred income taxes	3.0	12.7
Other non-cash adjustments	4.1	0.7
Changes in operating assets and liabilities, net of acquisitions	(24.6)	(70.3)

Cash provided by operating activities	55.7	23.5

Investing Activities

Investments and acquisitions, net of cash acquired	(4.4)	(91.7)
Proceeds from disposal of assets, net	1.5	1.1
Capital expenditures and product development costs	(25.3)	(16.9)

Cash used by investing activities	(28.2)	(107.5)

Financing Activities

Borrowings under the credit facility agreement	—	30.0
Repurchases of common stock	(4.4)	—
Principal payments on capital leases	(17.0)	(17.1)
Tax withholdings related to net share settlements of restricted stock units	(16.3)	(14.3)
Proceeds from exercise of stock options	3.5	3.5
Cash dividend equivalent payments on restricted stock units	(1.7)	(2.8)
Other financing activities	2.3	0.4

Cash used by financing activities	(33.6)	(0.3)

Effect of exchange rate changes on cash and equivalents	(5.7)	0.5

Decrease in cash and equivalents	(11.8)	(83.8)
Cash and equivalents at beginning of period	488.7	207.3

Cash and equivalents at end of period	$476.9	$123.5

SUPPLEMENTAL INFORMATION – UNAUDITED

(In millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Reconciliation of Global Advertising and Other Revenue Net of TAC to Global Advertising and Other Revenue
Global advertising and other revenue	$483.5	$433.4
Less: TAC	196.2	150.5

Global advertising and other revenue net of TAC	$287.3	$282.9

Reconciliation of Adjusted OIBDA to Operating Income
Operating income	$23.9	$24.2
Add: Depreciation	32.8	33.4
Add: Amortization of intangible assets	17.3	15.2
Add: Restructuring costs	16.9	11.6
Add: Equity-based compensation	13.0	13.0
Add: Asset impairments and write-offs	1.2	10.4
Add: (Gain) loss on disposal of assets, net	(1.0)	(0.5)

Adjusted OIBDA	$104.1	$107.3

Reconciliation of Adjusted Diluted EPS to Net Income Attributable to AOL Inc.
Net income attributable to AOL Inc.	$7.0	$9.3

Add (less) items impacting comparability of net income:
Restructuring costs	16.9	11.6
Equity-based compensation	13.0	13.0
Asset impairments and write-offs	1.2	10.4
(Gain) loss on disposal of assets, net	(1.0)	(0.5)
(Gain) loss on foreign currency transactions, net	3.6	0.7
Income tax impact of items above (1)	(13.0)	(15.0)

Adjusted net income attributable to AOL Inc.	$27.7	$29.5

Shares used in computing diluted income per common share	81.9	84.1
Adjusted Diluted EPS	$0.34	$0.35

Marginal tax rate (2)	40.1%	39.7%

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities
Cash provided by operating activities	$55.7	$23.5
Less: Capital expenditures and product development costs	25.3	16.9
Less: Principal payments on capital leases	17.0	17.1

Free Cash Flow	$13.4	$(10.5)

(1)

Income tax impacts of restructuring charges, equity-based compensation and asset impairments and write-offs are calculated by applying the marginal tax rate to deductible items. The income tax impacts of (gain) loss on disposal of assets and (gain) loss on foreign currency transactions are calculated by using the actual tax expense for the transactions.

(2)

For the three months ended March 31, 2015, the marginal tax rate used was calculated based on AOL’s 2015 projected normalized annual effective tax rate as of March 31, 2015. For the three months ended March 31, 2014, the marginal tax rate used was calculated based upon AOL’s 2014 projected normalized annual effective tax rate as of March 31, 2014.

Non-GAAP Financial Measures

This press release and its attachments include the financial measures Global advertising and other revenue net of TAC, Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow, all of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Global advertising and other revenue net of TAC. We define Global advertising and other revenue net of TAC as global advertising and other revenue less TAC. We use Global advertising and other revenue net of TAC, among other measures, to evaluate the financial performance of our business. TAC consists of costs incurred through arrangements in which we acquire third-party online advertising inventory for resale and arrangements whereby partners direct traffic to AOL Properties. We believe that this definition enhances the comparability of our advertising and other revenues to the advertising revenues of certain of our competitors. However, comparable activity may be measured differently by other companies and our revenue sources and TAC may be different than those of our competitors. Therefore, our metrics involving TAC may not be directly comparable to those of our competitors.

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, non-cash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impact of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Adjusted Diluted EPS. We define Adjusted Diluted EPS as diluted net income per common share excluding the net-of-tax impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, non-cash asset impairments and write-offs, gains and losses from foreign currency transactions and special items. We consider Adjusted Diluted EPS to be useful to management and investors as a profitability measure to allow comparison of our results to historical periods and forecasting of our results for future periods. A limitation of Adjusted Diluted EPS is that it does not include all items that impact our net income and diluted net income per common share for the period. We compensate for this limitation by also relying on diluted net income per common share as a comparable GAAP financial measure.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate our performance, as unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. AOL multi-platform unique visitor metrics represent a measure of AOL’s unduplicated audience across multiple digital platforms (desktop computers, smartphones and tablets). AOL multi-platform unique visitors represent the estimated number of individuals who visited any content of a website or application owned by AOL or for which the traffic has been assigned to AOL by the owner during the applicable measurement period. Additionally, AOL multi-platform unique visitor metrics also include visitors to AOL’s syndicated video content distributed on third party sites. Desktop unique visitors to AOL Properties represent the estimated number of individuals who visited any content of a website or application owned by AOL or for which the traffic has been assigned to AOL by the owner during the applicable measurement period via a desktop computer. The source for our unique visitor information is a third party (comScore).

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2014 (the “Annual Report”), filed with the SEC. In addition, we operate a global media technology company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” sections contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) stock price volatility; 3) future borrowing and restrictive covenants under the revolving credit facility; 4) the impact of the convertible senior notes and the related hedge and warrant transactions; 5) the impact of significant acquisitions, dispositions and other similar transactions; 6) our ability to attract and retain key employees; 7) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 8) adoption of new products and services; 9) our ability to attract and retain unique visitors to our properties; 10) asset impairments; and 11) the impact of “cyber attacks.”

About AOL

AOL (NYSE: AOL) is a media technology company with a mission to simplify the internet for consumers and creators by unleashing the world’s best builders of culture and code. As the 4th largest online property in the U.S., with approximately 200 million monthly consumers of its premium brands, AOL is at the center of disruption of how content is being produced, distributed, consumed and monetized by connecting publishers with advertisers on its global, programmatic content and advertising platforms. AOL’s opportunity lies in shaping the future of the digitally connected world for decades to come.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com). Follow us on Twitter @AOL_Inc.

AOL Investor Relations and Corporate Communications

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

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